EXHIBIT 2.6

FATBURGER HOLDINGS, INC.

PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 12, 2004, by and between Fatburger Holdings, Inc., a Delaware corporation (the “Company”) and Fog Cutter Capital Group Inc., a Maryland corporation (the “Investor”).

RECITALS

A.            Holcomb & Canfield LLC (“Holcomb”), Keith A. Warlick (“Mr. Warlick”) and Burger Business, LLC, a California limited liability company (“Burger Business”), entered into an Option and Settlement Agreement dated as of December 26, 2002  (the “Option Agreement”).  Under the Option Agreement, Holcomb and Mr. Warlick had the option to acquire all shares of the Company’s Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred”) owned by Burger Business (the “Option”).  Mr. Warlick and Holcomb were required to exercise that option by August 15, 2003.  The Option Agreement contemplated that the Option could be exercised by means of a repurchase of shares of Burger Business’ Series A Preferred by the Company.  The Investor had agreed to loan funds to the Company to enable the Company to effect that repurchase.

B.            However, on August 13, 2003 General Electric Capital Business Funding Corporation advised the Company that it was not willing to consent to that loan transaction.  It nevertheless advised that it would consent to an equity investment by the Investor in the Company.  Due to the impending expiration of the Option, the Company, Mr. Warlick and the Investor had insufficient time to complete the documentation, satisfy the conditions and otherwise complete the contemplated equity transaction by August 15, 2003.  The Investor was nevertheless willing to fund the exercise of the Option but only if the Company, Mr. Warlick, Holcomb, Mary Sabatasso and Clarke Parker agreed to complete the intended equity transaction as soon after August 15, 2003 as was practicable.

C.            Accordingly, the Investor, the Company, Mr. Warlick, Holcomb, Mary Sabatasso and Clarke Parker entered into an Interim Finance and Stock Purchase Agreement dated as of August 15, 2003 (the “Interim Agreement”) substantially calling for the Investor to purchase Burger Business’ shares of Series A Preferred and, thereafter, calling for the parties to the Interim Agreement to complete the intended equity transaction.  The parties to the Interim Agreement closed their interim transaction on August 15, 2003.

D.            Now, as provided in the Interim Agreement, the Investor and the Company desire to complete the intended equity transaction and take such other actions as contemplated by this Agreement to put the Investor, the Company and the Company’s stockholders in the same position they would have been had the intended equity transaction took place on August 15, 2003.

E.             The Company’s Board of Directors has adopted the Amendment to the Certificate of Incorporation in the form attached hereto as Exhibit A which increases the authorized number of the Company’s Common Stock, $0.01 par value per share, (the “Common Stock”) from 2,000,000 shares to 50,000,000 shares and the authorized number of the Company’s preferred stock from 1,000,000 shares to 15,000,000 shares (the “Certificate of Amendment”).

F.             The Company’s Board of Directors has adopted the Amended and Restated Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock attached hereto as Exhibit B (the “Series A-1 Certificate”) which among other things sets forth the rights, preferences and privileges of the Company’s Series A-1 Preferred Stock, $0.01 par value per share, (the “Series A-1 Preferred”).

G.            The Company’s Board of Directors has adopted the Certificate of Designations, Preferences and Rights of Series D Preferred Stock attached hereto as Exhibit C (the “Series D Certificate”) which among other things sets forth the rights, preferences and privileges of the Company’s Series D Preferred Stock, $0.01 par value per share, (the “Series D Preferred”).

H.            As contemplated in the Interim Agreement, the Investor and the Company now desire to exchange 706,650 shares of Series A Preferred, held by the Investor, for 15,557 shares of the Series A-1 Preferred and 38,892 shares of the Series D Preferred, subject to the terms and conditions set forth in this Agreement.  That exchange is intended to be a tax-free recapitalization for U.S. federal income tax purposes.

I.              In addition, at the Closing referred to in Section 1.2 of this Agreement, the Investor is selling:  (a) all 230,800 shares of Common Stock currently held by the Investor to Holcomb for a total purchase price of $1, (b) 12,375 of the shares of Series A Preferred currently held by the Investor to Mr. Warlick for a total purchase price of $1, (c) 12,375 of the shares of Series A Preferred currently held by the Investor to Mary Sabatasso for a total purchase price of $1, and (d) 18,600 of the shares of the Series A Preferred currently held by the Investor to Clark Parker for a total purchase price of $1.  Immediately after those sales, Mr. Warlick, Ms. Sabatasso and Mr. Parker will convert all those shares of Series A Preferred into like numbers of shares of Common Stock.

J.             At the August 15, 2003 closing, Clark Parker and Chester McGlockton each contributed $500,000 to the Company in return for rights to receive a Series C preferred stock that would have been convertible into consideration to be applied to the grant of franchises by a subsidiary of the Company.  These rights have now been applied to the grant of franchises and Mr. Parker has since relinquished his right to franchises.  Accordingly, neither Mr. Parker nor Mr. McGlockton will receive any shares of any Series C stock.  Mr. Parker’s only remaining rights (whether for stock, franchises, cash or otherwise) regarding those transactions are as provided in the next paragraph.

K.            At the August 15, 2003 closing, the Company granted to Mr. Parker the right to receive a Series C-1 Preferred Stock, $0.01 par value per share (the “Series C-1 Preferred”) convertible into 5% of the Company’s common stock.  The terms of that stock will be generally similar to the terms of the Series A-1 Preferred Stock to be issued to the Investor. The Company’s

Board of Directors has adopted the Certificate of Designations, Preferences and Rights of Series C-1 Preferred Stock attached hereto as Exhibit D (the “Series C-1 Certificate”), which among other things sets forth the rights, preferences and privileges of the Series C-1 Preferred.  The Company will issue 3,889 shares of Series C-1 Preferred to Mr. Parker at the Closing referred to in Section 1.2 of this Agreement in full satisfaction of Mr. Parker’s rights.

L.             This Agreement, together with the Series A-1 Certificate, Series C-1 Certificate, Series D Certificate, the Investor Rights Agreement executed concurrently with this Agreement, the Stock Restriction and Cosale Agreement executed concurrently with this Agreement and the other documents being executed at the Closing referred to in Section 1.2 of this Agreement are intended to be the final expression of the agreements among the parties regarding the transaction contemplated by Section 3 of the Interim Agreement.  However, this Agreement does not supercede any other aspect of the Interim Agreement including, without limitation, the representations, warranties and indemnities set forth in the Interim Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.             Exchange of Stock.

1.1           Exchange of Preferred Stock.  Subject to the terms and conditions of this Agreement, the Company shall issue to the Investor 15,557 shares of the Series A-1 Preferred and 38,892 shares of the Series D Preferred, and the Investor shall tender to the Company for cancellation, in exchange for those shares of Series A-1 Preferred and Series D Preferred, 706,650 shares of the Series A Preferred held by the Investor.  Those 15,557 shares of Series A-1 Preferred and 38,892 shares of Series D Preferred issued pursuant to this Agreement are collectively referred to as the “Shares”.

1.2           Closing.  The closing of the exchange and issuance of the Shares shall take place at the offices of Squire, Sanders & Dempsey LLP in Los Angeles, California on the date this Agreement is delivered (the “Closing”) or at such other place and time as the Company and the Investor mutually agree.  At the Closing, the Investor shall tender to the Company a stock certificate for 706,650 shares of the Series A Preferred for cancellation.  At the Closing, the Company shall deliver to the Investor the certificates representing the Shares.

2.             Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

2.1           “Budget” means the Company’s budget attached hereto as Exhibit 2.1.

2.2           “Commission” means the Securities and Exchange Commission.

2.3           “Co-Sale Agreement” means the Stock Restriction and Co-Sale Agreement dated as of the date hereof.

2.4           “Financial Statements” mean the Company’s audited consolidated balance sheet as of June 30, 2002 and 2003, and the consolidated statement of operations, shareholders’ equity and cash flows for the years ended on June 30, 2002 and 2003.

2.5           “GAAP” means United States generally accepted accounting principles.

2.6           “Intellectual Property” means patents, trade names, trademarks, service marks, mask works, copyrights, trade secrets and any other intellectual or industrial property rights recognized in any other jurisdiction in the United States, and any application for or registration of any of the foregoing.

2.7           “Management Plan” means the Company’s management plan attached hereto as Exhibit 2.7.

2.8           “Material Adverse Event” means any change, event, circumstance or effect that (a) is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries taken as a whole, or (b) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur might materially adversely affect the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries taken as a whole.  The Company shall have the burden of proof by a preponderance of the evidence with respect to any dispute regarding whether a change, event or effect is or is not “directly attributable to” any of the foregoing.

2.9           “Rights Agreement” means the Investor Rights Agreement dated as of the date hereof.

2.10         “Schedule of Exceptions” means the schedule of exceptions to the representations and warranties of the Company in Section 3 of this Agreement.  The Schedule of Exceptions is attached as Exhibit E hereto.

2.11         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

2.12         “Subsidiary” means any corporation, partnership or other entity more than 50% of whose equity interests (measured by voting rights) are directly or indirectly owned by the Company.

2.13         “Transactional Agreements” mean this Agreement, the Rights Agreement and the Co-Sale Agreement.

3.             Representations and Warranties of the Company to Investor.  Except as set forth in the Schedule of Exceptions, the Company and its Subsidiaries hereby represent and warrant to the Investor that:

3.1           Corporate Organization and Authority.  Each of the Company and its Subsidiaries:

(a)           is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the state of its incorporation;

(b)           has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted;

(c)           is qualified as a foreign corporation in all jurisdictions in which such qualification is required, except for those jurisdictions where failure to qualify would not constitute or be reasonably likely to result in a Material Adverse Event and

(d)           has made available to the Investor the minute books of the Company and its Subsidiaries.

3.2           Capitalization.  The Company’s authorized capital consists of:

(a)           Preferred Stock.  Fifteen million shares of Preferred Stock, of which (i) 750,000 shares are designated Series A Preferred, of which 43,350 shares are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid, non-assessable and outstanding prior to the Closing, (ii) 40,000 shares are designated as Series A-1 Preferred, none of which shall be issued or outstanding prior to the Closing, (iii) 20 shares are designated as Series B Preferred Stock (the “Series B Preferred”), all which are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid, non-assessable and outstanding prior to the Closing, (iv) 10,000 shares are designated Series C-1 Preferred Stock, none of which shall be issued or outstanding prior to the Closing and (v) 300,000 shares are designated as Series D Preferred, none of which shall be issued or outstanding prior to the Closing.

(b)           Common Stock.  Fifty million shares of Common Stock, of which 250,000 shares are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid, non-assessable and outstanding prior to the Closing and held by the persons and in the amounts set forth on the Schedule of Exceptions.

(c)           Other Securities.  The Company has reserved sufficient numbers of shares of:  (i) Series A-1 Preferred for issuance to the Investor pursuant to the Series A-1 Certificate, in addition to the 15,557 such shares to be issued at the Closing, (ii) Series C-1 Preferred for issuance to Mr. Parker pursuant to the Series C-1 Certificate, in addition to the 3,889 such shares to be issued at the Closing, (iii) Series D Preferred for issuance to the Investor pursuant to the Series D Certificate, in addition to the 38,892 such shares to be issued at the Closing, and (iv) Common Stock for issuance upon conversion of all the shares of all series of Preferred Stock that will be outstanding immediately after the Closing or that might be issued to the Investor or Mr. Parker in the future, after the Closing, as described in clauses (i), (ii) and (iii) of this sentence.  Except as set forth in the Schedule of Exceptions, there are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other rights or agreements, either directly or indirectly, to purchase or otherwise acquire or issue any equity securities of the Company.

3.3           Subsidiaries.  The Company owns, directly or indirectly, all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries set forth on Schedule 3.3 of the Schedule of Exceptions.  Neither the Company nor any of its Subsidiaries is a participant in any joint venture or partnership.

3.4           Corporate Power.  The Company shall have at the Closing all requisite legal and corporate power and authority to execute and deliver the Transactional Agreements, to sell and issue the Shares hereunder, any additional shares of the Series D Preferred and any additional shares of the Series A-1 Preferred (together referred to as the “Additional Shares”), issuable after the Closing as contemplated in the Series D Certificate or the Series A-1 Certificate, respectively, to issue the Common Stock issuable upon conversion of the Shares and the Additional Shares, and to carry out and perform its obligations under the Transactional Agreements.

3.5           Authorization.  All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transactional Agreements, and for the authorization, issuance, and delivery of the Shares, the Additional Shares and of the Common Stock issuable upon conversion of the Shares and the Additional Shares has been taken.  The Transactional Agreements constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

3.6           Validity of Shares.  The Shares and the Additional Shares, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable.  The Common Stock issuable upon conversion of the Shares and the Additional Shares has been duly and validly reserved for issuance and, assuming such Common Stock is issued to the Investor, upon issuance in accordance with the Company’s Certificate of Incorporation, the Certificate of Amendment, the Series A-1 Certificate or the Series D Certificate, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and shall be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders; provided, however, that the Shares and the Additional Shares (and the Common Stock issuable upon conversion thereof) shall be subject to restrictions on transfer under state and/or federal securities laws.  The Shares, the Additional Shares and Common Stock issuable upon conversion of the Shares and the Additional Shares are not subject to any preemptive rights or rights of first refusal, except as otherwise so agreed to by the holders thereof.

3.7           Financial Statements; Liabilities.

(a)           The Company has delivered the Financial Statements to the Investor.

(b)           The Financial Statements fairly and accurately present the financial position of the Company and its Subsidiaries as of those dates and the results of operations and changes in its financial position for such periods then ended, and have been prepared in accordance with GAAP applied on a consistent basis.

(c)           There are no debts, liabilities or claims against the Company or its Subsidiaries that are not currently reflected in the Financial Statements, contingent or otherwise, which are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP other than (i) liabilities incurred in the ordinary course of business which, individually or in the aggregate, would not constitute or be reasonably likely to result in a Material Adverse Event; and (ii) liabilities set forth on the June 30, 2003 balance sheet, included in the Financial Statements. Neither the Company nor any of its Subsidiaries has any material liabilities, debts or guarantees other than those set forth in the Financial Statements and the Schedule of Exceptions.  The revenue recognition policies of the Company and its Subsidiaries are in accordance with GAAP.  The Company and its Subsidiaries maintain a standard system of accounting in accordance with GAAP.  The financial reserves of the Company and its Subsidiaries are adequate to cover claims incurred.

(d)           All of the accounts receivable and notes receivable, if any, owing to the Company or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies, and there are no known, contingent or asserted claims, refusals to pay, or other rights of set-off against any thereof known to the Company.

3.8           Changes in Condition.  Except as specifically set forth in this Agreement, since June 30, 2003, the date of the latest audited balance sheet included in the Financial Statements:

(a)           neither the Company nor any of its Subsidiaries has entered into any transaction which was not in the ordinary course of business;

(b)           there has been no Material Adverse Event;

(c)           neither the Company nor any of its Subsidiaries has incurred any material tax liability;

(d)           there has been no resignation or termination of employment of any officer or key employee of the Company or any of its Subsidiaries and the Company does not know of any impending resignation or termination of employment of any such officer or key employee that if consummated would constitute or be reasonably likely to result in a Material Adverse Event;

(e)           there has been no labor dispute involving the Company or any of its Subsidiaries or any of its respective employees and, to the Company’s knowledge, none is pending or threatened;

(f)            there has been no waiver by the Company or any of its Subsidiaries of a valuable right or of a debt owing to the Company or to any of its Subsidiaries which would constitute or be reasonable likely to result in a Material Adverse Event; and

(g)           there has not been any satisfaction or discharge of any material lien, claim or encumbrance or any payment of any material obligation by the Company or any of its Subsidiaries except in the ordinary course of business.

3.9           Litigation.  There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, threatened, nor is there any basis therefor known to the Company, that questions the validity of the Transactional Agreements or the Company’s right to enter into the Transactional Agreements or to consummate the transactions contemplated thereby or that would constitute or be reasonably likely to result, either individually or in the aggregate, in any Material Adverse Event.  There is no judgment, decree, or order of any court in effect against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is in default with respect to any order of any governmental authority to which the Company or any of its Subsidiaries is a party or by which it is bound.  There is no action, suit, proceeding, or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries presently intends to initiate.

3.10         Title to Properties; Liens and Encumbrances.  The Company and its Subsidiaries have good and marketable title to all of its respective properties and assets, both real and personal, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge, other than (a) the lien of current taxes not yet due and payable, and (b) liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries.

3.11         Patents and Other Proprietary Rights.

(a)           To the knowledge of the Company:  (i) each the Company and its Subsidiaries have sufficient title and ownership of, or holds licenses under or is otherwise authorized to use, all Intellectual Property necessary for its business as now conducted, and believes it can obtain, on commercially reasonable terms, any additional rights necessary for its business, and (ii) the Intellectual Property currently owned and licensed by the Company and/or any of its Subsidiaries does not, and would not, conflict with or constitute an infringement of the Intellectual Property owned by any other person or entity;

(b)           There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property owned by the Company or any of its Subsidiaries or that grant rights to any other person to license, produce, market or sell their respective products, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property owned by any other person or entity;

(c)           Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries or their respective employees has violated or infringed or, by conducting its business as proposed, would violate or infringe any of the Intellectual Property owned by any other person or entity;

(d)           To the knowledge of the Company, no employee is obligated under any applicable law or under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or any of its Subsidiaries or that would conflict with the business of the Company or any of its Subsidiaries; and

(e)           Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its Subsidiaries by the employees of the Company or any of its Subsidiaries, nor the conduct of the business of the Company or any of its Subsidiaries as contemplated to be conducted as of the Closing, shall, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.

3.12         Taxes.  All federal, state, local, and foreign tax returns required to be filed by the Company or any of its Subsidiaries have been filed and are true in all material respects, and all taxes, assessments, fees, and other governmental charges payable by the Company or any of its Subsidiaries, or upon any of its properties, income, or franchises, shown in such returns to be due and payable have been paid or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure so to file or to pay would not or is not reasonably likely to result in a Material Adverse Event.

3.13         Company’s Contracts.

(a)           Legality of Contracts.  All of the contracts and agreements of the Company and its Subsidiaries with expected receipts or expenditures in excess of $25,000 are set forth on the Schedule of Exceptions.  All such contracts and agreements are legally binding, valid, and in full force and effect in all material respects, and there is no indication of reduced activity relating to such contract or agreement (other than in the ordinary course of business) by any of the parties to any such contract or agreement.

(b)           Dividends; Indebtedness.  Neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its stock or redeemed or purchased or otherwise acquired any of its stock (other than dividends paid by a Subsidiary to the Company), (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000, or in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel, expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

3.14         Compliance With Other Agreements.  Neither the Company nor any of its Subsidiaries is in violation of any of its charter documents, including without limitation, the Certificate of Incorporation, the Certificate of Amendment, the Series A-1 Certificate, the Series D Certificate or the Bylaws, each as in effect as of the Closing, or in violation of or default under any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment which violations or defaults, individually or in the aggregate, would constitute or be reasonably likely to result in a Material Adverse Event.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of any judgment, decree, order, statute, rule or regulation applicable to the Company or any of its Subsidiaries, which violation would constitute or be reasonably likely to result in a Material Adverse Event.  The execution, delivery and performance of the Transactional Agreements by the Company shall not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice:

(a)           the Certificate of Incorporation, the Certificate of Amendment, the Series A-1 Certificate, the Series D Certificate or the Bylaws of the Company, and the charter documents of any of its Subsidiaries;

(b)           any judgment, decree or order to which the Company or any of its Subsidiaries is a party or by which it is bound;

(c)           any material contract, obligation or commitment to which the Company or any of its Subsidiaries is a party or by which it is bound; or

(d)           to the Company’s knowledge, any statute, rule or regulation applicable to the Company or any of its Subsidiaries.

3.15         Insurance.  The Company and its Subsidiaries have in effect insurance covering risks associated with its business in such amounts as are customary in its industry for entities of comparable size.  The Company is not aware of any pending or threatened claims against the Company or any of its Subsidiaries for personal injuries or property damages.

3.16         Prior Registration Rights.  Except as provided in the Rights Agreement, neither the Company nor any of its Subsidiaries is under no contractual obligation to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

3.17         Employee Relations and Compensation Plans.  The relations of the Company and its Subsidiaries with their respective employees are satisfactory.  No employees of the Company or any of its Subsidiaries are represented by any labor unions nor, to the Company’s knowledge, is any union organization campaign in progress.  The Company is not aware that any of its officers or key employees, or any of the officers or key employees of any of its Subsidiaries, intends to terminate employment nor does the Company or any of its Subsidiaries have any present intention to terminate the employment of any of the foregoing.  Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements, or other employee compensation agreements.

3.18         Transactions with Affiliates.  Except for (a) transactions relating to purchases of shares of the Company’s Common Stock by the persons identified in the Schedule of Exceptions, and (b) regular salary payments and fringe benefits under an individual’s compensation package with the Company, no officer, director, or spouse, parent, sibling or child of any such person, or any other employee has any agreement, understanding, proposed transaction with or indebted to the Company or any Subsidiary, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, no officer, director or spouse, parent, sibling or child of any such person has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that any such person may own stock in publicly traded companies that may compete with the Company.  No spouse, parent, sibling or child of any officer or director of the Company or any of its Subsidiaries is directly or indirectly interested in any material contract with the Company or any of its Subsidiaries.

3.19         Governmental and Third Party Consents.  Subject to the accuracy of Investor’s representations in Section 4 of this Agreement, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state or local authority on the part of the Company or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement, except for the timely filing of the notice required pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, or Regulation D of the Securities Act, and such other filings as are required by the securities laws of those states in which Investor is resident.

3.20         Permits.  The Company and its Subsidiaries have all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted by it, the lack of which would constitute or be reasonably likely to result in a Material Adverse Event, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, license, or other similar authority.

3.21         Compliance with Laws.  Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law, or regulation, including without limitation, any statute, law or regulation relating to the environment, franchises, advertising, labeling, labor, employment, or occupational health or safety, and, based on the business of the Company and its Subsidiaries as currently conducted, no material expenditures are or shall be required in order to comply with any such existing statute, law, or regulation.

3.22         Brokers and Finders.  Neither the Company nor any of its Subsidiaries has retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement or the Interim Agreement.

3.23         Full Disclosure.  None of the Transactional Agreements and none of the other documents delivered or to be delivered by the Company to the Investor or its attorneys or agents at the August 15, 2003 closing of the interim transaction referred to in Recital C of this Agreement or at the Closing referred to in Section 1.2 of this Agreement contain or will contain any untrue statement of a material fact or omit or will omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were or are made not misleading, except that with respect to projections contained in any such documents, the Company represents only that such projections were prepared in good faith and the Company reasonably believes that there is a reasonable basis for such projections.  The Company has provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Shares which is available to the Company.  The Company is not aware of any fact which has not been disclosed to the Investor which would constitute or be reasonably likely to result in a Material Adverse Event.

4.             Representations and Warranties of the Investor.  Investor represents and warrants to the Company as follows:

4.1           Authorization.  Assuming execution and delivery by the Company, the Transactional Agreements constitute a valid obligation of the Investor, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

4.2           Investment.  This Agreement is made with the Investor in reliance upon its representation to the Company, which by the Investor’s execution of this Agreement Investor hereby confirms, that the Shares to be received by the Investor shall be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares.  By executing this Agreement, the Investor further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

4.3           No Public Market.  The Investor understands and acknowledges that the offering of the Shares pursuant to this Agreement are not being registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) and or Section 3(b) of the Securities Act, and that the Company’s reliance upon such exemption is predicated upon Investor’s representations as set forth in this Agreement.  The Investor further understands that no public market now exists for any of the securities issued by the Company and that the Company has given no assurances that a public market shall ever exist for the Company’s securities.

4.4           Limitations on Transferability.  Investor covenants that in no event shall it dispose of any of the Shares (other than pursuant to Rule 144 promulgated by Commission under the Securities Act (“Rule 144”) or any similar or analogous rule) unless and until (a) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company’s counsel to the effect that (x) such disposition shall not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken.  Notwithstanding the limitations set forth in the foregoing sentence, Investor may transfer Shares to its affiliates without the necessity of registration or opinion of counsel if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent if such transferee were an Investor; provided, however, that Investor hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which the Shares were originally offered and sold or would itself require registration and/or qualification under the Securities Act or applicable state securities laws.  Each certificate evidencing the Shares transferred as above provided shall bear the appropriate restrictive legends set forth in Section 5 of this Agreement, except that such certificate shall not bear such legend if the transfer was made in compliance with subsection (k) of Rule 144 or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

4.5           Experience.  The Investor represents that:  (a) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (b) it believes it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to obtain the Shares; (c) it has had the opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management, (d) it has the ability to bear the economic risks of its prospective investment; and (e) it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

4.6           Accredited Investor.  The Investor presently qualifies and shall as of the Closing qualify as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

5.             Legends.

5.1           Federal Legends.  All certificates evidencing the Shares shall bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 ADOPTED UNDER THE ACT.  THE SECURITIES

MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.”

5.2           Other Legends.  The certificates evidencing the Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or required pursuant to any state, local, or foreign law governing such securities.

6.             Actions at or before Closing.  The obligations of the Investor under Section 1 of this Agreement are subject to the completion at or before the Closing of each of the following actions:

6.1           Certificate of Amendment.  The Company has filed the Certificate of Amendment with the Secretary of State of the State of Delaware, which Certificate of Amendment is in full force and effect on the Closing.

6.2           Series A-1 Certificate.  The Company has filed the Series A-1 Certificate with the Secretary of State of the State of Delaware, which Series A-1 Certificate is in full force and effect on the Closing.

6.3           Series C-1 Certificate.  The Company has filed the Series C-1 Certificate with the Secretary of State of the State of Delaware, which Series C-1 Certificate is in full force and effect on the Closing.

6.4           Series D Certificate.  The Company has filed the Series D Certificate with the Secretary of State of the State of Delaware, which Series D Certificate is in full force and effect on the Closing.

6.5           Rights Agreement.  The Company and the Investor have entered into the Rights Agreement.

6.6           Co-Sale Agreement.  The Investor, certain holders of the Company’s capital stock and the Company have entered into the Co-Sale Agreement.

6.7           GE Consent.  The Company has obtained the consent with respect to the transactions contemplated by this Agreement from General Electric Capital Business Assets Funding Corporation and GE Capital Franchise Finance Corporation in a form satisfactory to the Investor.

6.8           Opinion of the Company’s Counsel.  The Investor has received from Squire, Sanders & Dempsey LLP, legal counsel for the Company, an opinion dated the date of the Closing substantially in the form attached as Exhibit 6.7 hereto.

6.9           GE Waiver.  The Company, General Electric Capital Business Assets Funding Corporation and GE Capital Franchise Finance Corporation have entered in a Waiver Agreement in a form satisfactory to the Investor.

6.10         Series A Preferred.  All necessary corporate actions have taken place in order to retire and cancel all outstanding shares of Series A Preferred.

6.11         Board of Directors.  All requisite proceedings have been taken so that at the Closing the number of the Company’s Board of Directors is set at seven.  Immediately following the Closing, the Board of Directors consists of Keith Warlick, Clark Parker, Peter Feinstein, Rob Rosen, Don Coleman, Eric Bachelor and Don Berchtold.

6.12         Confirmation by Mr. McGlockton.  Chester McGlockton shall have confirmed, to the Company and the Investor by means of a writing satisfactory to both the Company and the Investor, that he does not now own and is not entitled to receive any stock of the Company.

7.             Post-Closing Covenants of the Company.

7.1           Budget.  The Company shall adhere (on a line item basis) to, and conduct its business in accordance with, the Budget attached hereto as Exhibit 2.1.

7.2           Management Plan.  The Company shall comply with, and conduct its business in accordance with, the Management Plan, attached hereto as Exhibit 2.7.

8.             Limited Release.   Effective at the Closing if the Closing occurs within two business days after this Agreement is signed and delivered, for valuable consideration provided to the Investor, the Investor, for itself and its affiliates, employees and assigns, and the heirs, executors, administrators and assigns of each of them, hereby fully and completely releases and discharges the Company and its affiliates, employees, agents, servants, legal representatives, attorneys, predecessors, successors and insurers, and their assigns, heirs, executors, administrators, trustees and respective insurers and underwriters, from any and all claims and causes of action:  (i) to the effect that the transactions to be completed at the Closing differ from the transactions that Section 3 of the Interim Agreement required be completed by August 22, 2003 or (ii) that the released parties failed to disclose to the Investor the agreements reached between the Company and Clark Parker respecting the issuance of additional stock by the Company to Mr. Parker.  This release does not extend to any other matters.  Thus, for example, except as indicated in clause (ii) of the previous sentence, the Investor is not releasing any claims based on any representation and warranty made to the Investor connected with the transaction closed on August 15, 2003, any failure to then disclose any information to the Investor, or the Investor’s right to indemnification set forth in the Interim Agreement.  By way of further example, the Investor is not releasing any claims based on any of the Transaction Agreements.

9.             Redemption of Series D Preferred.

9.1           Other Financing.  The Company anticipates the need to obtain financing to redeem the Series D Preferred other than through cash generated through operations.  Subject to Sections 9.2 and 9.3, the Company shall have the right to negotiate and conclude any financing transaction and the redemption of the Series D Preferred without the approval of the Investor and without the approval of directors of the Company that are affiliated with the Investor or that were elected as the result of votes cast by the Investor as a holder of shares of the Company.  Subject, again, to Sections 9.2 and 9.3, the Investor shall take no actions to prevent or inhibit the Company from concluding such transaction.

9.2           (a) The Company shall not enter into any agreement or complete any transaction that provides financing to redeem all or part of the Series D Preferred (in either such case, a “Refinancing Transaction”) if the Refinancing Transaction provides for a potential return (whether as interest, dividends, fees, discounts, franchise rights, distributions following a stock, asset or other transaction, or otherwise, including through any combination of such means) that would yield a 20 percent or greater annualized return.

(b) However, any Common Stock (as defined) issued or ultimately issuable in connection with a Refinancing Transaction shall not be included in that return calculation if the issuance of such common stock would not impair the Investor’s ability or right to exercise its conversion or any other rights conferred on the Series A-1 Preferred by the Series A-1 Certificate.

(c) In applying the annualized return standard set forth in paragraph (a) of this Section 9.2, any fees, points or other consideration paid or credited by the Company at the beginning of the investment shall be amortized on a straight-line basis over the “life” of the investment, as that life is prescribed or contemplated by the documents governing the investment.  Those documents shall also assure that, if the investment, in fact, turns out to have a shorter life, the return to the investor shall be adjusted, if need be, so that it meets the requirements of that paragraph (a).

(d) The Company shall disclose all the terms of any Refinancing Transaction to the Investor in writing at least five business days before completing the Refinancing Transaction.

9.3           Compliance with Law.  In redeeming the Series D Preferred, the Company and its directors shall abide by the requirements of all applicable laws, including all laws relating to the protection of creditors such as fraudulent transfer statutes and the Delaware General Corporation Law (including, without limitation, its Sections 154, 170, 173 and 244).

10.          Miscellaneous.

10.1         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

10.2         Headings.  The headings of the sections of this Agreement are for convenience and shall not be considered in construing or determining the interpretation of this Agreement.

10.3         Notices.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, in either such case with delivery confirmed, or three days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth below the Company’s name on the signature page of this Agreement, and (b) if to the Investor, at the Investor’s address as set forth below the Investor name on the signature pages of this Agreement, or at such other address as the Company or the Investor may designate by 10 days’ advance written notice.

10.4         Survival of Warranties.  The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive after the execution and delivery of this Agreement and the Closing; provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of the Closing.

10.5         Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of, or a written instrument signed by the Company and the Investor.  Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon the Company and the Investor and their respective successors and assigns.

10.6         California Securities Laws.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

10.7         Finders’ Fees.  Each of the Company and the Investor shall indemnify the other against all liabilities incurred by the indemnifying party with respect to claims related to investment banking or finders’ fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

10.8         Expenses.  Within 30 days after the Closing, the Company shall reimburse the Investor for all its expenses (including, but not limited to, travel, internal and external due diligence, legal and other miscellaneous fees and expenses with respect to this Agreement and the transactions contemplated hereby), together with 10% per annum simple interest from the first day after the Closing to the date of payment.  Exhibit 10.8 to this Agreement is a schedule of the Investor’s expenses reflected by the bills that the Investor has received for those expenses through January 12, 2004.  The Company acknowledges that those expenses are properly reimbursable.  The Investor confirms that the Company has already reimbursed $150,000 of those expenses.

10.9         Attorneys’ Fees.  If any party hereto brings an action at law or in equity to enforce or interpret this Agreement, the party that substantially prevails shall be entitled to recover its costs and expenses incurred in connection with that effort (including, without limitation, its attorneys’ fees, costs and disbursements) in addition to any other relief to which such party may be entitled from the party that did not substantially prevail.

10.10       Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.11       Entire Agreement; Successors and Assigns.  The Transactional Agreements (and the Exhibits thereto) and the Interim Agreement (and the Exhibits thereto) constitute the entire agreement of the parties with regard to the subject matter hereof and supercedes any and all prior negotiations, correspondence, understandings and agreements among the parties regarding the subject matter hereof.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

10.12       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Preferred Stock Purchase Agreement as of the date first written above.

Company:	FATBURGER HOLDINGS, INC.

By:
Keith Warlick, Chief Executive Officer

Address: 1218 Third Promenade
Santa Monica, California 90401-1308

Investor:	FOG CUTTER CAPITAL GROUP INC.

By:
Andrew A. Wiederhorn, Chairman and
Chief Executive Officer

Address: 1410 SW Jefferson Street
Portland, Oregon 97201-2548

Signature Page to Preferred Stock Purchase Agreement